Exhibit 2
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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement"), is dated as of March 15, 2004 by and between Titanium Metals Corporation, a Delaware corporation
("Seller") and TIMET Finance Management Company, a Delaware corporation ("Purchaser").

   1.    Purchase and Sale of Shares.

          1.1 Agreement to Purchase and Sell. Seller herby sells to Purchaser at the Closing (as defined in Section 1.2 below), and Purchaser hereby purchases from the Seller at the Closing, 1,206,900 shares (the "Shares") of the Class A Common Stock, par value $0.01 per share, of CompX International, Inc., a Delaware corporation, for an aggregate purchase price of $11,838,049.00

          1.2 The Closing. The closing of the transactions set forth in this Agreement (the "Closing") shall take place at the offices of Seller on March 15, 2004. At the Closing, Purchaser shall satisfy the purchase price set forth in
Section 1.1 to Seller by means of the posting of a credit by Purchaser to Seller under that certain revolving Promissory Note by and between Seller as Maker and Buyer as Payee dated as of November 5, 2001. Seller agrees, at the Closing and from time to time thereafter upon request of Purchaser, to execute any transfer documents required in order to transfer title to the Shares to Purchaser.

   2. Representations and Warranties of Each of the Parties. Each party represents and warrants as to itself, as of the date of this Agreement and as of the Closing, as follows:

          2.1 Power and Authority. Such party has the requisite power and authority to make, execute, deliver and perform this Agreement.

          2.2 Due Authorization. The execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          2.3 Brokers. Such party has not made any agreement or taken any other actionwhich might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

          2.4 Negotiation of Transactions. Such party acknowledges and agrees that the sale of the Shares pursuant to this Agreement is made in exchange for fair and equivalent consideration.

          2.5 No Actions. To the knowledge of such party, no action, suit or proceeding is pending or threatened that questions the validity of this Agreement or the right of either party to enter into this Agreement and consummate the transactions contemplated by this Agreement.

   3. Additional Representations and Warranties of Seller. Seller represents and warrants, as of the date of this Agreement and as of the Closing, that Seller is the sole owner of the Shares that are being transferred to the Purchaser pursuant to this Agreement.

   4.    Miscellaneous.

          4.1 Costs, Expenses and Taxes. Each party will pay all costs and expenses, including reasonable legal fees, in connection with the performance of and compliance with this Agreement by such party, and all transfer, documentary and similar taxes in connection with the delivery of the Shares to be made hereunder.

          4.2 Specific Performance. The parties acknowledge that it would be impossible to fix the amount of money damages caused by a breach of this Agreement by the other party, and, therefore, this Agreement may be enforced by specific performance. The parties hereby waive any defense that an action to enforce this Agreement by specific performance is inappropriate because of an adequate remedy at law, provided, however, that nothing in this Section 4.2 is intended to prohibit any party from bringing an action for money damages for breach of this Agreement (either in lieu of or in addition to an action for specific performance).

          4.3 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

          4.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          4.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          4.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

          4.8 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party,
(b)waive any inaccuracies in representations by the other party, (c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing, must refer to this Agreement, and be signed by the party against whom enforcement of the same is sought.

          4.9 Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

          4.10 Survival. The representations, warranties and covenants set forth in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.

          4.11 Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to effect any other provision hereof or the validity of the remainder of this Agreement and such invalid provision shall be deemed deleted to the minimum extent necessary to cure such violation.

          4.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) one day after being delivered to a nationally recognized overnight courier or (c) on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by such overnight courier) to: (i) Seller at 1999 Broadway, Suite 4300, Denver, Colorado 80202 or (ii) Purchaser at 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801 (or at such other address for a party as shall be specified by like notice).

          4.13 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any individual or entity other than the parties hereto any rights or remedies hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SELLER                                        PURCHASER

Titanium Metals Corporation                   TIMET Finance Management Company



By: /s/ Bruce P. Inglis                       By: /s/ Gregory M. Swalwell
   -----------------------------                 -----------------------------
Name:  Bruce  P.  Inglis                      Name:  Gregory M. Swalwell
Title: Vice President -Finance and            Title: Vice  President
       Corporate Controller